Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”) is effective as of April 17, 2026, by and between Sierra Bancorp, a California corporation (“Bancorp”), Bank of the Sierra, a California banking corporation (“Bank”), and Christopher G. Treece (“Executive”) on the following terms and conditions.

WHEREAS, the Bank and Bancorp entered into an Employment Agreement with Executive (the “Agreement”) effective January 1, 2020;

WHEREAS, on January 19, 2023, the Agreement was amended to revise certain terms in connection with Executive’s Change in Control benefits (the “First Amendment”); and

WHEREAS, Executive, the Bank and Bancorp have agreed to amend the Agreement by this Second Amendment to provide for certain revised terms regarding his additional role and responsibilities.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Bank and Bancorp and the Executive hereto agree as follows:

1.Paragraph 1 of the Agreement is amended and restated in its entirety to read as follows:

1.Position

Executive shall be the Bank’s and Bancorp’s Executive Vice President, Chief Financial Officer (“CFO”) and Chief Operations Officer (“COO”). In those roles, he shall have the duties set forth in this Agreement and in the By-Laws of the Bank and Bancorp, subject to the direction of the Chief Executive Officer (“CEO”) or the Board of Directors of the Bank or Bancorp, as applicable. In addition to such other duties as may be assigned to him, Executive shall be a member of the Executive Officers’ Committee and shall perform such duties as are customarily performed by the CFO and the COO of a bank holding company and commercial bank.

2.	The first sentence of Paragraph 8(a) of the Agreement is amended to read as follows:

Effective April 17, 2026, the Bank or Bancorp shall pay Executive an annual minimum base salary (“Base Salary”) of four hundred sixty-six thousand dollars ($466,000.00), less appropriate withholding, taxes and similar deductions, payable in equal installments on those days when the Bank normally pays its employees.

3.	Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

4.	This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.	Except as expressly modified herein, the terms of the Agreement, as amended by the First Amendment, remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

EXECUTIVE

/s/ Christopher G. Treece

Christopher G. Treece

SIERRA BANCORP

A California corporation

By: /s/ Kevin J. McPhaill

Name:Kevin J. McPhaill

Title:President & CEO

BANK OF THE SIERRA

A California banking corporation

By: /s/ Kevin J. McPhaill

Name:Kevin J. McPhaill

Title:President & CEO